Exhibit 3.117

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “CHARTER ADVANCED SERVICES (OR), LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FIFTEENTH DAY OF JANUARY, A.D. 2013, AT 4:41 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “CHARTER ADVANCED SERVICES (OR), LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5275033 8100H SR# 20165682274	Authentication: 202947576 Date: 09-07-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:07 PM 01/15/2013 FILED 04:41 PM 01/15/2013 SRV 130052656 - 5275033 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

First: The name of the limited liability company is: Charter Advanced Services (OR), LLC

Second: The purpose of the company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

Third: The duration of the company shall be perpetual.

Fourth: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, 19808. The name of its registered agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 15th day of January, 2013.

By:	/s/ Paul J. Rutterer
Paul J. Rutterer
Authorized Person